The Board of Directors
Carbiz Inc.

We consent to the use in this Form 10-K/A of Carbiz Inc. of our report dated April 24, 2009, related to the audits of the consolidated financial statements of Carbiz Inc. at January 31, 2009 and 2008, and for each of the years in the two year period ended January 31, 2009, included herein.

Cherry, Bekaert & Holland, L.L.P.

Tampa, Florida
December 1, 2009